Exhibit 10.37.2

EXECUTION COPY

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

AMONG

HEALTHSOUTH CORPORATION,

HEALTHSOUTH MEDICAL CENTER, INC.

AND

THE BOARD OF TRUSTEES OF THE UNIVERSITY OF ALABAMA

December 31, 2005

i

SCHEDULES

Schedule 1.1(b)	Contracts

Schedule 1.1(c)	List of Material Assets

Schedule 1.3	Assumed Liabilities

Schedule 1.5	Allocation

Schedule 2.5	Exceptions to the Title to the Assets

Schedule 2.8	Leases

Schedule 2.9	Contractual and Other Obligations

Schedule 2.10	Employment Matters

Schedule 2.11	Intellectual Property

Schedule 2.12	Insurance

Schedule 2.13	Environmental Matters

Schedule 2.14	Litigation and Regulatory Investigations

Schedule 2.15	Required Consents or Approvals

Schedule 2.17	Provider Numbers

Schedule 2.18	Delinquent Taxes

Schedule 2.18(a)	Contested Taxes

Schedule 2.21	Sufficiency of the Assets

EXHIBITS

Exhibit A	Real Property Description

Exhibit B	Description of Pita Stop Property

Exhibit C	Description of Bernstein Condominium and McCoy Condominium

Exhibit D	Form of Deed

Exhibit E	Form of Title Policy

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2005, by and among HealthSouth Corporation, a Delaware corporation (“HealthSouth”), HealthSouth Medical Center, Inc., an Alabama corporation (“HMC”) (HealthSouth and HMC, collectively, “Sellers”; each a “Seller”) and The Board of Trustees of The University of Alabama (“Purchaser”).

W I T N E S S E T H:

WHEREAS, the parties hereto have previously executed an Asset Purchase Agreement, dated as of July 20, 2005 (the “Existing Agreement”) concerning the subject matter hereof, and wish to amend and restate the Existing Agreement in its entirety; and

WHEREAS, in the Existing Agreement, Sellers were to retain the certificate of need, 219-bed license and existing services at HealthSouth Medical Center (the “Hospital”) for use in connection with a sale of Seller’s Digital Hospital. Pursuant to this Agreement, Sellers will sell the Hospital and all related operating rights (including Sellers’ interest in the certificate of need, 219-bed license and existing services for the Hospital). The parties have agreed that, upon consummation of the sale provided for in this Agreement, such related rights will no longer be retained by Seller for use in connection with the Digital Hospital or otherwise.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Existing Agreement in its entirety as follows:

ARTICLE I

Section 1.1 Assets Purchased at the Closing. On the basis of the representations and warranties and subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser agrees to purchase from Sellers, and Sellers, for themselves and their Affiliates, agree to sell, assign, bargain, convey and deliver to Purchaser, the following assets of Sellers (collectively, the “Assets”), free from any liens, claims and encumbrances, except those listed on Schedule 1.3 hereto:

(a) the medical center and Real Property currently known as “HealthSouth Medical Center” located at 1201 11th Avenue South, Birmingham, Alabama as more particularly described on Exhibit A hereto, excluding the following properties: the Pita Stop Property, as described on Exhibit B hereto, the Bernstein Condominium and the McCoy Condominium, as described on Exhibit C hereto;

(b) all of Sellers’ rights under those contracts listed on Schedule 1.1(b) hereto (as well as any contracts specifically related to the Hospital and mutually approved in writing by Sellers and Purchasers);

(c) all operating assets, as materially listed on Schedule 1.1(c) hereto, including, without limitation, the real property, intellectual property, personal property, furniture, fixtures,

equipment, improvements, vehicles, patient records, financial records, personnel files, inventory and supplies; and

(d) all of Sellers’ interests in the rights to operate the Hospital as a 219-acute care licensed hospital with all health services permitted to be provided therein as of the date of this Agreement, including without limitation the rights granted to Sellers under all applicable licenses (including the DPH license), permits, franchises, certificates of need and any other right possessed or held by Sellers relating to the ownership and operation of the Hospital (if any of such licenses, permits, franchises, certificates of need or other authorizations (each an “Authorization”) shall not be transferable, then Seller shall relinquish those items in favor of Purchaser and cooperate in all reasonable ways to facilitate the issuance of such Authorizations in favor of Purchaser).

Section 1.2 Excluded Assets. Purchaser and Sellers acknowledge and agree that Purchaser is not acquiring any cash, accounts receivable, working capital, the operating business unit comprising the outpatient center (apart from the real property on which such business is located and which is part of the Assets) located on the campus of the Hospital or the real property or improvements thereon associated with the hospital being constructed by Sellers on U.S. Highway 280 in Jefferson County (the “Digital Hospital”). Although Sellers’ interest in the Gamma Knife Partnership is not included in the Assets, Sellers shall convey such interest to Purchaser as of December 31, 2006 pursuant to Section 6.6 of this Agreement.

Section 1.3 Assumed Liabilities, Contracts and Leases.

(a) As of the Closing, Purchaser agrees to assume the liabilities listed on Schedule 1.3 hereto (with those obligations in Section 1.3(c) hereof, the “Assumed Liabilities”), including all leases and subleases to which any of the Assets are subject. Purchaser does not assume any liabilities not specifically set forth on Schedule 1.3. Sellers agree to provide Purchaser with all books and records relating to the Assumed Liabilities.

(b) Purchaser assumes and agrees to pay or perform, as the case may be, all obligations for the time period after the Closing with respect to those contracts, purchase orders, agreements and leases which are set forth on Schedule 1.3 hereto.

Section 1.4 Purchase Price.

(a) Unless adjusted pursuant to Section 1.4(b), the purchase price (the “Purchase Price”) for the Assets shall be THIRTY THREE MILLION DOLLARS ($33,000,000) plus the amount of any negative EBITDAM (as defined in the Management Agreement) for the period from January 1, 2006 through the Closing Date. The $33,000,000 portion, less any deductions provided hereunder, of the Purchase Price shall be paid via bank wire transfer at the Closing by Purchaser, and the amount of EBITDAM shall be determined by Sellers and paid by Purchaser as soon as possible after Closing; provided, however, Purchaser shall be given the opportunity to review and confirm Sellers’ calculation of negative EDITDAM.

(b) The Purchase Price shall be subject to adjustment as follows:

(i) To the extent that any of the following real properties are not conveyed at the Closing in accordance with Section 6.5 hereof, the Purchase Price shall be reduced by the amount reflected for such non-conveyed real property as shown below:

Reduction	Non-Conveyed Real Property
$450,000	Pita Stop Property (with parking lot)
$235,000	McCoy Condominium
$195,000	Berstein Condominium

(ii) The Purchase Price shall be increased by the cost of any capital improvements to the Assets made by Sellers after the date of delivery of this Agreement if Purchaser agrees in writing to such addition to the Purchase Price.

Section 1.5 Allocation of Purchase Price. The Purchase Price for the Assets being conveyed herein shall be allocated by Purchaser and Sellers among the Assets being sold by Sellers to Purchaser hereunder in accordance with the allocation contained on Schedule 1.5 hereto and such allocation shall be used by all parties hereto for all applicable tax and financial purposes.

Section 1.6 The Closing. The closing of the transactions contemplated by Section 1.1 (the “Closing”) shall occur on February 6, 2006 so long as the conditions to Closing outlined in Article VII and Article VIII hereof have been satisfied or waived. If the conditions to Closing outlined in Article VII and Article VIII hereof have been not been satisfied or waived on or before February 6, 2006, the Closing shall occur as soon as such conditions to Closing have been satisfied or waived. The Closing of the transactions contemplated by this Agreement shall occur at the offices of Balch & Bingham LLP, 1901 Sixth Avenue North, Suite 2600, Birmingham, Alabama, or at such other location as Purchaser and Sellers may agree upon.

Section 1.7 Prorations. All taxes, rent, revenues, water charges, utilities, or any other similar items relating to the Assets shall be prorated by the parties as of 12:01 a.m. on the day closing occurs (the “Closing Date”) as if Purchaser were vested with title to the Assets during the entire day upon which the Closing occurs. For purposes of proration, municipal ad valorem taxes shall be assumed to have been paid in advance and all other ad valorem taxes shall be assumed to be paid in arrears. Any expense amount which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration sixty (60) days after the Closing Date, or as soon thereafter as the precise amounts can be ascertained. Purchaser shall promptly notify Sellers when it becomes aware that any such estimated amount has been ascertained. Once all rental and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be subject to Sellers’ approval. Upon Sellers’ acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final. The parties shall prorate payments with respect to patient services provided by HMC prior to Closing and Purchaser subsequent to Closing for patients who are inpatients of the Hospital at the Closing to the extent payment for such services is received on a single DRG or similar basis.

Section 1.8 Costs. Except as otherwise expressly provided for in this Agreement, each party will bear its own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement.

Section 1.9 Purchaser’s Costs. Purchaser shall pay (i) all transfer taxes relating to the transfer of the Real Property to Purchaser; (ii) the cost of any environmental report required by Purchaser; (iii) the cost of any recordation fees to put the deed of record with the appropriate governmental authority; (iv) recordation fees and transfer taxes; (v) the cost of its legal counsel, advisors and other professionals employed by Purchaser in connection with its purchase of the Assets from Sellers; and (vi) the cost of all items for which Purchaser is expressly obligated to pay under this Agreement.

Section 1.10 Sellers’ Costs. Sellers shall pay (i) the cost of the premium for the Title Policy; (ii) the cost of an ALTA survey of the Real Property in form and substance satisfactory to Purchaser; (iii) and other expenses related to the discharge of any lien or encumbrance on the Real Property; (iv) the costs of its legal counsel, advisors and other professionals employed by Sellers in connection with the sale of the Assets to Purchaser; and (v) the cost of all items for which Sellers are expressly obligated to pay under this Agreement.

ARTICLE II

REPRESENTATION AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Purchaser, as of the date of execution of this Agreement, as follows:

Section 2.1 Financial Reporting. HealthSouth is restating its historical financial reports on a consolidated corporate group basis and on June 27, 2005 and December 2, 2005, filed with the United States Securities and Exchange Commission its Form 10-K Annual Reports for the years ended December 31, 2002, 2003 and 2004, which included restatements of previously issued consolidated financial statements for the years ended December 31, 2000 and 2001. Such restatements have not been completed for the individual subsidiaries which make up the HealthSouth consolidated group. HMC’s financial reports have not been restated and Sellers make no representation as to the validity or accuracy of any financial information regarding HMC.

Section 2.2 Reduced Business. Purchaser has been informed that the scope of the Hospital’s operations has materially changed since January 1, 2005, and, notwithstanding any other provision of this Agreement, Sellers make no representation that further changes will not occur prior to the Closing.

Section 2.3 Authority. Sellers and Sellers’ officers have full power and authority to execute, deliver and perform this Agreement and all agreements executed and delivered by Sellers pursuant to this Agreement, and have taken all action required by law or otherwise to authorize the execution, delivery and the performance of this Agreement and related documents. This Agreement and the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of each of the Sellers. This Agreement constitutes a valid and legally binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Sellers and each of the officers of Sellers have full power and authority, duly and validly authorized by its Board of Directors, and no further proceedings on the part of Sellers are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. HMC’s sole shareholder has approved the transactions contemplated by this Agreement.

Section 2.4 Corporate Status. HMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, and has all requisite power and authority to own, lease, and operate its properties and assets, and to carry on its business as is now being conducted. HealthSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease, and operate its properties and assets, and to carry on its business as is now being conducted.

Section 2.5 Title to Assets and Power to Convey. Except as set forth in Schedule 2.5, HMC is the sole owner of, and has good and marketable title to all of the Assets and has full right and capacity to sell and deliver the Assets contemplated by this Agreement. Upon the Closing, Purchaser shall have acquired from HMC, good and marketable, legal and equitable title to the Assets, free and clear of all pledges, liens, security interests, claims, charges, restrictions, options, or encumbrances of any nature whatsoever, except as specified on Schedule 2.5 hereto.

Section 2.6 No Conflicts. Neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the articles of incorporation or bylaws of either Seller; (b) violate, conflict with, constitute a default (or an event which, with or without notice, lapse of time or both, or the occurrence of any other event, would constitute a default) under, result in the termination of, accelerate the performance required by, cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Sellers or Sellers’ interests under any agreement or commitment to which Sellers are a party or by which Sellers are bound or to which the property of Sellers is subject, except such violations, conflicts or defaults which would not have a Material Adverse Effect; or (c) violate any federal, state or local law or any judgment, decree, order, regulation or rule of any court or governmental authority.

Section 2.7 Real Property. Exhibit A hereto describes the Real Property. Except as set forth in Schedule 2.5 and except for Permitted Encumbrances, Sellers have title in fee simple in the Real Property, free and clear of any Encumbrance, except for the Pita Stop Property and the Bernstein Condominium and the McCoy Condominium.

Section 2.8 Leases. Schedule 2.8 contains an accurate and complete list of all leases and subleases pursuant to which Sellers lease real or personal property with respect to the Assets. Except as set forth in Schedule 2.8, all such leases are valid, binding and enforceable in accordance with their terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and remedies generally, and are in full force and effect; there are no existing defaults by Sellers thereunder; no event of material default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder by any party thereto.

Section 2.9 Contractual and Other Obligations. Schedule 2.9 lists all of the material written or oral contracts, agreements, and commitments of Sellers which pertain to the Assets.

Section 2.10 Employment Matters. As relates to the Assets, Schedule 2.10 contains a list of all full and part-time employees of Sellers, their wages and other remuneration of every kind. Except as set forth in Schedule 2.10, the employment of each employee listed on Schedule 2.10 is terminable at will by Sellers, without restriction, penalty or payment of any kind.

Section 2.11 Trademarks, Service Marks, Trade Names, Copyrights and Data Processing Systems. All trademarks, service marks, trade names and copyrights (including trademarks, service marks, trade names and copyrights relating to computer software and hardware) used by Sellers at the Hospital are described and set forth in Schedule 2.11.

Section 2.12 Insurance. A complete list of the insurance policies maintained by Sellers and a description of all areas of the Hospital that are self-insured by Sellers and self-insurance reports are set forth in Schedule 2.12. To Sellers’ Knowledge, there are no notices of any pending or threatened termination or premium increases with respect to any of such policies.

Section 2.13 Environmental Matters. Except as set forth in Schedule 2.13, as relates to the Assets, to Sellers’ Knowledge:

(i) Sellers have obtained all permits, licenses and other authorizations which are required in connection with the conduct of the Hospital under regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (“Environmental Laws”);

(ii) Sellers have obtained and are in material compliance with the terms and conditions of all permits, licenses and other authorizations required under Environmental Laws;

(iii) Sellers have not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with or prevent continued compliance with the permits, licenses and other authorizations referred to above or Environmental Laws;

(iv) No asbestos or equipment containing polychlorinated biphenyls or leaking underground or above-ground storage tanks is contained in or located at any facility owned, leased or controlled by Sellers;

(v) Sellers have fully disclosed all known past and present noncompliance with such Environmental Law, and all known past “releases” of a “reportable quantity” of any “hazardous substance”, or releases of oil, that could form the basis of any claim, action, suit, proceeding, hearing or investigation under any Environmental Law; and

(vi) Sellers have not received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that have resulted in or threaten to result in any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation under any Environmental Law with respect to the Hospital.

Section 2.14 Litigation and Regulatory Investigations. Except as disclosed on Schedule 2.14 hereto, as it may relate to the Hospital, there are no pending litigation or regulatory proceedings by or against the Sellers or the Assets. To Sellers’ Knowledge, there is no pending or threatened action, proceeding, investigation, order, consent, decree or agreement with regulatory authorities with respect to the Assets, neither of the Sellers or any other person or entity, which questions the validity of this Agreement or could prevent or adversely affect any action taken or to be taken pursuant hereto or which would result in any revocation, suspension or limitation of any regulatory authority of the Assets or would have a Material Adverse Effect.

Section 2.15 Other Consents. Except as disclosed on Schedule 2.15 hereto, no consent, approval or authorization of, or notice to, any non-governmental (federal, state or local) person or entity, including, without limitation, parties to loans, contracts, leases or other agreements, is required in connection with the execution, delivery and performance of this Agreement by Sellers or the consummation by it of the transactions contemplated hereby.

Section 2.16 No Brokers. Sellers have not contracted for the services of any broker, salesperson, finder, agent, investment banker or any other person to whom a commission or fee will be due as a result of the transactions contemplated by this Agreement. Sellers hereby indemnify and hold Purchaser harmless from any claim by any other person or entity for a commission or fee arising out of Sellers’ actions and as a result of the transactions contemplated by this Agreement.

Section 2.17 Provider Numbers. Attached hereto as Schedule 2.17 is a list of all Medicaid and Medicare provider numbers (the “Provider Numbers”) in the name of the Hospital. The Provider Numbers are in full force and effect as of the date of this Agreement.

Section 2.18 Taxes. Except as provided on Schedule 2.18 hereto, HMC has filed or caused to be filed on a timely basis all material tax returns and all material reports with respect to taxes that are or were required to be filed pursuant to applicable requirements. HMC has paid, or made provision for the payment of, all material taxes that have or may become due for all periods covered by the tax returns or otherwise, or pursuant to any assessment received by HMC, except such taxes, if any, as are listed on Schedule 2.18(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles) have been established by Sellers.

Section 2.19 License. As of the date of this Agreement, HMC holds a valid license to operate as an acute care hospital issued by the Alabama Department of Public Health (the “DPH License”), and otherwise has the legal ability to operate as an acute care hospital.

Section 2.20 Records. The non-financial records of HMC are complete and correct in all material respects, subject to the representations provided in Sections 2.1 and 2.2 herein.

Section 2.21 Sufficiency of Assets. Except as provided on Schedule 2.21 hereto, to Sellers Knowledge, the Assets constitute all of the tangible assets, of any nature whatsoever, necessary to operate the Hospital in the manner presently operated by HMC.

Section 2.22 Facility Compliance. To Sellers’ Knowledge, Sellers are not in violation of any building code, zoning or other ordinance relating to the Real Property.

Section 2.23 Absence of Certain Developments. Subject to the representations provided in Sections 2.1 and 2.2 herein: (i) there has been no action of eminent domain with respect to the Real Property and (ii) except as contemplated in Section 5.3 herein, there are no governmental (federal, state or local) restrictions to prevent the Hospital from operating as an acute care hospital.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as of the date hereof as follows:

Section 3.1 Organization. Purchaser is an Alabama corporation, validly existing and in good standing under the laws of the State of Alabama, and has all requisite power and authority to own, lease, and operate its properties and assets, and to carry on its business as is now being conducted.

Section 3.2 Authority. Purchaser has the power and authority to execute, deliver and perform this Agreement and all agreements executed and delivered pursuant to this Agreement, and has taken all actions required by law and its Bylaws to authorize the execution, delivery and the performance of this Agreement and related documents.

Section 3.3 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of any agreement of Purchaser or any provisions of or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration, award, judgment or decree to which Purchaser is a party or by which it is bound.

Section 3.4 No Brokers. Purchaser has not contracted for the services of any broker, salesperson, finder, agent, investment banker or any other person to whom a commission or fee will be due as a result of the transactions contemplated by this Agreement. Purchaser does hereby indemnify and hold Sellers harmless from any claim by any other person or entity for a commission or fee arising out of Purchaser’s actions and as a result of the transactions contemplated by this Agreement.

Section 3.5 Due Diligence. Purchaser and its attorneys, accountants, and other authorized representatives have been provided access to the Assets and to documents and records of each Seller related to the Assets in order to afford Purchaser such reasonable opportunity of review, examination and investigation. All due diligence associated with such review, examination and investigation has been completed to the satisfaction of Purchaser prior to the date of this Agreement.

ARTICLE IV

CERTAIN COVENANTS OF SELLERS

Sellers hereby covenant to and agree with Purchaser as follows:

Section 4.1 Satisfaction of Conditions. Sellers shall use reasonable good faith efforts to satisfy or cause the satisfaction of the conditions specified in Article VII hereof in an expeditious fashion.

Section 4.2 Real Estate Investment Trust. Sellers shall use their best faith efforts expeditiously to obtain title in fee simple, free and clear of any encumbrances, except for any subleases, to any of the Assets described in Exhibit A which is or has been held by Healthcare Realty Trust.

Section 4.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, HMC shall not, and HealthSouth shall not permit HMC to, without the prior written consent of Purchaser, (i) make any modification to any material contract; or (ii) enter into any material compromise or settlement of any litigation (other than litigation involving allegations of malpractice or employment issues), proceeding or governmental investigation relating exclusively to the Assets, the business of HMC or the Assumed Liabilities.

Section 4.4 Operations. Between the date hereof and the Closing, HMC shall:

(a) maintain the Assets in accordance with applicable accrediting standards of JCAHO;

(b) keep the DPH License in full force and effect without amendment, except as otherwise provided in Section 4.8;

(c) comply with all material contractual obligations applicable to the operations of HMC’s business;

(d) continue in full force and effect the insurance coverage under the existing insurance policies maintained by HMC or substantially equivalent policies;

(e) cooperate with Purchaser and assist Purchaser in identifying the governmental authorizations required by Purchaser to operate the Assets as an acute care hospital from and after the Closing; and

(f) maintain all records as they relate to the DPH License.

Section 4.5 Continued Operation Until Closing. Sellers agree to continue operation of the Hospital until either the Closing occurs or this Agreement is terminated.

ARTICLE V

CERTAIN COVENANTS OF PURCHASER

Purchaser hereby covenants to and agrees with Sellers as follows:

Section 5.1 Satisfaction of Conditions. Purchaser shall use reasonable good faith efforts to satisfy or cause the satisfaction of the conditions specified in Article VIII hereof in an expeditious fashion and shall make all necessary filings and applications as soon as reasonably possible after the execution of this Agreement.

Section 5.2 Cooperation with purchaser of Digital Hospital. Purchaser agrees not to oppose or challenge, directly or indirectly, any application filed with SHPDA for a change of ownership and/or operation of the Digital Hospital by a prospective purchaser of the Digital Hospital or either of the Sellers so long as such operation of the Digital Hospital does not contemplate a certificate of need for more than 219 acute care beds or services not performed at the Hospital when the Digital Hospital CON was approved by SHPDA.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Public Announcements. Purchaser and Sellers shall collectively make or issue any announcement or written statement concerning this Agreement and the transactions contemplated hereby for dissemination to the general public upon execution of this Agreement.

Section 6.2 Further Assurances. If at any time any party hereto shall reasonably request any further action by any other party to carry out the purposes of this Agreement or to further effectuate the transactions contemplated hereby, such other party, at the expense of the requesting party, shall promptly take such action (including the prompt execution and delivery of further instruments and documents).

Section 6.3 MetroWest Beds. Purchaser agrees to notify Sellers in writing, at or before the Closing, that it shall either: (i) upon approval by SHPDA, as soon as possible after execution of this Agreement, transfer the MetroWest Beds back to Sellers or (ii) keep the MetroWest Beds and pay Sellers $100,000. Purchaser hereby agrees to take the action specified in the notice to Sellers as soon as practicable after Closing.

Section 6.4 Intentionally Deleted.

Section 6.5 Pita Stop Property, Bernstein Condominium Unit, McCoy Condominium Unit. At or subsequent to Closing, in the event HealthSouth resolves or settles all outstanding disputes or litigation with respect to the Pita Stop Property, HealthSouth shall allow Purchaser, for a period of sixty (60) days from the date of such resolution or settlement, the option to acquire, via statutory warranty deed, the Pita Stop Property for $450,000. At or subsequent to Closing, in the event HealthSouth acquires title to Bernstein Condominium Unit, HealthSouth shall convey, and Purchaser shall acquire, via statutory warranty deed, the Bernstein Condominium Unit for $195,000 during a sixty day period subsequent to such acquisition. At or subsequent to Closing, in the event HealthSouth acquires title to McCoy Condominium Unit, HealthSouth shall convey, and Purchaser shall acquire, via statutory warranty deed, the McCoy Condominium Unit for $235,000 during a sixty day period subsequent to such acquisition.

Section 6.6 Gamma Knife Partnership. Sellers shall convey Sellers’ interest in the Gamma Knife Partnership to Purchaser as of December 31, 2006 for no additional consideration; provided, however, HMC shall be entitled to its prorata share of any distributions accruing for the period through December 31, 2006. Subsequent to Closing through December 31, 2006, Purchaser agrees to lease space to the Gamma Knife Partnership upon the current terms and conditions of that certain Gamma Knife Agreement, dated as of October 31, 1995, by and between HMC and the Gamma Knife Partnership, and to assume HMC’s obligations as lessor under such agreement.

Section 6.7 Provider Numbers; Cost Report. Sellers shall allow Purchaser to file change of ownership applications with respect to the Hospital’s provider numbers and to utilize such provider number for services performed subsequent to the Closing. Notwithstanding the foregoing, Purchaser shall not be entitled to any funds received with respect to services performed at the Hospital or for costs incurred at the Hospital prior to the Closing and shall remit to HMC promptly any such funds received. Notwithstanding the foregoing, Sellers shall not be entitled to any funds received with respect to services performed at the Hospital or for costs incurred at the Hospital subsequent to the Closing and shall remit to Purchaser promptly any such funds received. Sellers shall file a terminating Medicare cost report for the Hospital as soon as reasonably practicable after the Closing. Sellers shall reasonably cooperate with Purchaser with respect to the issuance of new provider numbers for the Hospital and the obtaining of governmental authorizations for the Hospital.

Section 6.8 Post-Closing Services. On mutually acceptable terms and conditions, Sellers agree to provide post-Closing services to the Hospital for a reasonable period of time.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

Section 7.1 Representations and Warranties True. The representations and warranties of Sellers contained in this Agreement shall be materially true and accurate as of the Closing. Notwithstanding the foregoing, Sellers shall be permitted, immediately prior to

Closing, to update the schedules to this Agreement; provider, however, any material modifications to such schedules shall require the approval of Purchaser as a condition to Closing by Purchaser. Notwithstanding anything in this Section 7.1 to the contrary, in the event, that such material updates have a collective value or impact of $500,000 or less, Sellers shall, up to an amount mutually agreed by Sellers and Purchasers in writing (with a collective maximum of $500,000), at Sellers’ option, either (a) execute an indemnification agreement; (b) make the necessary repairs or remediation or (c) accept a reduction in the Purchase Price in the amount of such liability or defect.

Section 7.2 Compliance with this Agreement. Sellers shall have materially performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

Section 7.3 Documents to be Delivered. At or prior to Closing, Purchaser shall have received from Sellers:

(i) a certificate of each Seller, dated as of the Closing, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 7.1 and 7.2 hereof have been fulfilled;

(ii) a bill of sale for the Assets, properly executed for transfer to Purchaser, with all required documentation relating thereto;

(iii) the Deed, properly executed for transfer to Purchaser, and the Title Insurance; and

(iv) certificates of the Secretary of State of the State of Alabama and the Department of Revenue of the State of Alabama as to the existence and good standing, respectively, of HMC as of a date reasonably acceptable to Purchaser.

Section 7.4 No Injunctions. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction prohibiting or imposing any condition on the consummation of any of the transactions contemplated hereby.

Section 7.5 Change of Ownership Approval from SHPDA, License and CHOW Application. Purchaser shall have received all reasonably necessary governmental authorizations in accordance with customary practice to permit the operation of the Hospital by the Seller with the existing certificate of need, license and hospital services.

Section 7.6 Real Estate Investment Trust. Sellers shall have obtained title in fee simple, free and clear of any encumbrances, except for any subleases, to any of the Assets described in Exhibit A which is or has been held by Healthcare Realty Trust. At the Closing, Purchaser shall assume all obligations with respect to any leases or subleases with respect to any such property.

Section 7.7 Absence of Certain Developments. Between the date hereof and the Closing, (i) there has been no action of eminent domain with respect to the Real Property; and

(ii) except as contemplated in Section 5.3 herein, there have been no governmental (federal, state or local) restrictions to prevent the Hospital from operating as an acute care hospital.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF SELLERS

All obligations of Sellers under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

Section 8.1 Representations and Warranties True. The representations and warranties of Purchaser contained in this Agreement shall be materially true and accurate in all respects as of the Closing. Notwithstanding the foregoing, Purchaser shall be permitted, immediately prior to Closing, to update the schedules to this Agreement; provider, however, any material modifications to such schedules shall require the approval of Sellers as a condition to Closing by Sellers.

Section 8.2 Compliance with this Agreement. Purchaser shall have materially performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

Section 8.3 Payment of Purchase Price. At Closing, Purchaser shall deliver to Sellers the Purchase Price by wire transfer to an account designated by Sellers.

Section 8.4 Documents to be Delivered. At or prior to Closing, Sellers shall have received from Purchaser (i) a certificate of Purchaser, dated as of the date of Closing, certifying in such detail as Sellers may reasonably request that the conditions specified in Sections 8.1 and 8.2 hereof have been fulfilled and (ii) certificates of the Secretary of State of the State of Alabama and the Department of Revenue of the State of Alabama as to the existence and good standing, respectively, of the Purchaser as of a date reasonably acceptable to Sellers.

Section 8.5 No Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction prohibiting or imposing any condition on the consummation of any of the transactions contemplated hereby.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive for a period of one (1) year after the Closing.

Section 9.2 Indemnification by the Sellers. Subject to and to the extent provided in this Article IX, Sellers hereby covenant and agree to protect, defend and indemnify Purchaser,

and to hold it harmless, against and with respect to any and all loss, liability, damage and expense (including, without limitation, all actions, suits, proceedings, claims, demands, assessments, judgments, costs, fines, expenses, injunctions and penalties, and any and all legal and accounting fees incident to any of the foregoing) (“Losses”) suffered or incurred as a result of (i) the breach by Sellers of any covenant, term, condition or agreement contained in this Agreement or any certificate or document delivered by Sellers pursuant to this Agreement, (ii) any inaccuracy in a representation or warranty by Sellers set forth herein, (iii) any claims, demands, liabilities and causes of action in connection with any act, event, condition or occurrence relating in any way to the Assets and/or the Sellers prior to the Closing, not specifically assumed by Purchaser in Section 1.3 of this Agreement, (iii) any obligation for pension or retirement payments, calculators, liabilities, demands or the like with respect to any individual who worked (or is currently working) at or for the Assets with respect to the period when such individual was employed by either of the Sellers, (iv) any obligation for employee benefits accrued as of the Closing Date (including assumed vacation, sick or ETO balances), with respect to any individual who worked (or is currently working) at or for the Assets with respect to the period when such individual was employed by either of the Sellers, and/or (v) Seller’s action or omissions with respect to billing or claims by Seller with respect to the period prior to the Closing under existing provider contracts that may be assigned to or assumed by Purchaser. In addition, Sellers shall protect, defend and indemnify Purchaser, and hold it harmless, against and with respect to, for the period subsequent to the date of this Agreement, any and all loss, liability, damage and expense (including, without limitation, all actions, suits, proceedings, claims, demands, assessments, judgments, costs, fines, expenses, injunctions and penalties, and any and all legal fees payable to Sellers’ counsel only, incident to any of the foregoing) arising from Purchaser’s attempts to perform its obligations under, or consummate the transaction contemplated by this Agreement or the Existing Agreement so long as Purchaser agrees to utilize Sellers’ counsel solely with respect to defending such matters and provided, however, Sellers shall not have any indemnification, defense or hold harmless obligations or have reimbursement obligations to Purchaser with respect to (x) any willful acts, malfeasance, misfeasance or misconduct by Purchaser or Purchaser’s agents or (y) Purchaser’s actions or inactions (other than those approved by Sellers) relating to the Metro West Beds subsequent to the date of this Agreement. Notwithstanding the foregoing, in the event Purchaser or Sellers’ counsel determines that Purchaser requires separate counsel with respect to claims or actions arising from Purchaser’s attempts to perform its obligations under, or consummate the transaction contemplated by this Agreement or the Existing Agreement, Purchaser shall retain such separate counsel at Purchaser’s sole expense. Purchaser shall reimburse Sellers for any indemnification costs or expenses made to Purchaser by Sellers that relates to Purchaser’s actions or inactions that are subsequently judicially determined to constitute malfeasance, misfeasance or misconduct by Purchaser or Purchaser’s agents.

Section 9.3 Indemnification by Purchaser. Subject to and to the extent provided in this Article IX, Purchaser hereby covenants and agrees to protect, defend and indemnify each of the Sellers and to hold them harmless, against and with respect to any and all Losses suffered or incurred as a result of (i) the breach by Purchaser of any covenant, term, condition or agreement contained in this Agreement, (ii) any inaccuracy in a representation or warranty of Purchaser set forth herein, (iii) for the period subsequent to the Closing, any claims, demands, liabilities and causes of action in connection with any act, event, condition or occurrence relating in any way to the Assets and/or the Purchaser after the Closing, except for any liabilities retained by Sellers under this Agreement, (iv) any obligation subsequent to Closing with respect to those contracts or liabilities assumed by Purchaser pursuant to Section 1.3 of this Agreement and/or (v) Purchaser’s action or omissions with respect to billing or claims by Purchaser with respect to the period subsequent to the Closing under existing provider contracts that may be assigned to or assumed by Purchaser. The parties hereto acknowledge and agree that Sellers are expressly retaining liability for any and all pension obligations for the period prior to Closing with respect to any current or former employees at the Hospital.

Section 9.4 Notice of Claims.

(a) Promptly after receipt by an indemnified party of written notice of the commencement of any investigation, claim, proceeding or other action in respect of which indemnity may be sought from the indemnitor under either Section 9.2 or 9.3 (each, an “Action”), such indemnified party shall notify the indemnitor in writing of the commencement of such Action; but the omission to so notify the indemnitor shall not relieve it from any liability that it may otherwise have to such indemnified party, except to the extent that the indemnitor is materially prejudiced or forfeits substantive rights or defenses as a result of such failure. In connection with any Action in which the indemnitor and any indemnified party are parties, the indemnitor shall be entitled to participate therein, and may assume the defense thereof. Notwithstanding the assumption of the defense of any such Action by the indemnitor, each indemnified party shall have the right to employ separate counsel and to participate in the defense of such Action, and the indemnitor shall bear the fees, costs and expenses of such separate counsel to such indemnified party if: (i) the indemnitor shall have agreed to the retention of such separate counsel, (ii) the defendants in, or target of, any such Action include more than one indemnified party or both an indemnified party and the indemnitor shall have concluded that representation of such indemnified party by the same counsel would be inappropriate due to actual or, as reasonably determined by such indemnified party’s counsel, potential differing interests between them in the conduct of the defense of such Action, or if there may be legal defenses available to such indemnified party that are different from or additional to those available to the other indemnified party or to the indemnitor, or (iii) the indemnitor shall have failed to employ counsel reasonably satisfactory to such indemnified party within a reasonable period of time after notice of the institution of such Action. If such indemnified party retains separate counsel in cases other than as described in clauses (i), (ii), or (iii) above, such counsel shall be retained at the expenses of such indemnified party. Except as provided above, it is hereby agreed and understood that the indemnitor shall not, in connection with any Action in the same jurisdiction, be liable for the fees and expenses of more than one counsel for all such indemnified parties (together with appropriate local counsel). The party from whom indemnification is sought shall not, without the written consent of the party seeking indemnification (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment that does not include an unconditional release of the party seeking indemnification from all liabilities with respect to such claim.

(b) In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the party seeking indemnification shall promptly send notice of such claim to the party from whom indemnification is sought.

Section 9.5 Deductible Amount. Notwithstanding any other provision of this Agreement, Sellers shall have no liability under Article 9 until the total of all Losses with respect to such matters exceeds $75,000 (the “Deductible Amount”), at which time Sellers shall be responsible for aggregate Losses in excess of the Deductible Amount. Notwithstanding any other provision of this Agreement, Purchaser shall have no liability under Article 9 until the total of all Losses with respect to such matters exceed the Deductible Amount, at which time Purchaser shall be responsible for aggregate Losses in excess of the Deductible Amount.

Section 9.6 Limitation. Notwithstanding any other provision of this Agreement, the maximum aggregate liability of Sellers collectively under Article 9 shall be 50% of the Purchase Price. Notwithstanding any other provision of this Agreement, the maximum aggregate liability of Purchaser under Article 9 shall be $16,500,000.

ARTICLE X

TERMINATION

Section 10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Purchaser or Sellers if a Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) (i) by Purchaser if any of the conditions in Article VII has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing; or (ii) by Sellers, if any of the conditions in Article VIII has not been satisfied of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing; or

(c) by mutual consent of Purchaser and Sellers.

Section 10.2 Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.2, 11.6 and 6.1 will survive; provided however, that if this Agreement is terminated by a party because of a Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Amendment. This Agreement may be amended only by a written agreement signed by the parties.

Section 11.2 Expenses. Each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Closing, including all fees and expenses of agents, representations, counsel and accountants.

Section 11.3 Waiver of Compliance. Any waiver of any failure to comply with any obligation, covenant, agreement or condition under this Agreement must be in writing and signed by the parties. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be provided in writing and shall be deemed to have been duly given if delivered by hand or sent by facsimile or certified or registered mail, with postage prepaid:

(i)	If to Sellers, to:

HealthSouth Corporation

HealthSouth Medical Center, Inc.

One HealthSouth Parkway

Birmingham, Alabama 35243

Phone: (205) 967-7116

Fax:      (205) 969-4620

Attn:    Jay Grinney, Chief Executive Officer

with a copy to:

HealthSouth Corporation

HealthSouth Medical Center, Inc.

One HealthSouth Parkway

Birmingham, Alabama 35243

Phone: (205) 967-7116

Fax:      (205) 970-5913

Attn:    Greg Doody, Esq.

with a copy to:

Colin H. Luke, Esq.

Balch & Bingham LLP

1901 Sixth Avenue North, Suite 2600

Birmingham, Alabama 35203

Telephone: 205-226-8729

Telecopy: 205-226-8799

(ii)	If to Purchaser, to:

THE BOARD OF TRUSTEES OF THE

UNIVERSITY OF ALABAMA

500 22nd Street South, Suite 408

Birmingham, AL 35233

Telephone: (205) 975-5412

Telecopy: (205) 975-9175

Attn: Steve Pickett, Executive Vice President

with a copy to:

UAB Health System

500 22nd Street South, Suite 408

Birmingham, AL 35233

Telephone: (205) 975-4844

Telecopy: (205) 975-0129

Attn: Kathleen Kauffman

with a copy to:

J. Hobson Presley, Jr.

Presley LLC

2801 Highway 280 South

Suite 700

Birmingham, AL 35223-2483

Telephone: (205) 423-3601

Telecopy: (205) 423-3610

or to such other person or address as a party shall notify all other parties in writing.

Section 11.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement to UAB Health System, an Alabama nonprofit corporation, or an Affiliate of Purchaser.

Section 11.6 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or in relation to or in connection with: (a) this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement; (b) the operations carried out under this Agreement; or (c) any deadlock between the parties to this Agreement (a “Dispute”) shall be settled by binding arbitration in Birmingham, Alabama, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitrator shall be selected by agreement of the parties from the National Roster in accordance with the AAA rule regarding the selection of arbitrators or, if they cannot agree on an arbitrator within ten days after submission of the Dispute to arbitration, then an arbitrator without any relationship to the parties shall be selected by AAA from the National Roster.

(b) The determination reached in such arbitration shall be final and binding on all parties hereto without any right of appeal except as provided by the Federal Arbitration Act. The arbitrator shall not have the authority to award punitive, exemplary, indirect or consequential damages. Each party shall be responsible for its own attorney’s fees and the costs of arbitration shall be equally borne.

(c) Any court of competent jurisdiction may enforce any determination or award of the arbitrator. The parties also agree that, in the event that the need for emergency measures of protection (including preliminary injunction or temporary restraint proceedings) arises, the AAA Optional Rules for Emergency Measures of Protection shall apply to the proceedings.

(d) The parties acknowledge and agree that this Agreement and the transactions contemplated hereby evidence transactions that involve a substantial nexus with interstate commerce. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL PRECLUDE A PARTY FROM SEEKING TO COMPEL ARBITRATION IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION.

Section 11.7 Counterparts; Facsimile. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by telefacsimile.

Section 11.8 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

Section 11.9 Entire Agreement. This Agreement, including the Schedules hereto, and the Management Agreement, as well as the other documents and certificates delivered pursuant hereto set forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any manager, partner, member, employee or representative of any party hereto.

Section 11.10 Third Parties. Except as specifically set forth or referred to herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto, and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 11.11 Performance Following Closing. Nothing in this Agreement shall be construed to limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing.

Section 11.12 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Alabama without regard to conflict of interest doctrine.

ARTICLE XII

DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article XII:

“Action” has the meaning set forth in Section 9.4.

“Affiliate” of a Person means any other Person that directly or indirectly controls, is controlled by or is under common control with the Person.

“Agreement” has the meaning provided in the first sentence of this document.

“Assets” has the meaning set forth in Section 1.1.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Beds” has the meaning of those certain 199 acute care beds located at Metro-West.

“Berstein Condominium” means that certain condominium unit located at 1422 14th Avenue South as further described on Exhibit C hereto.

“Breach”– a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

“Closing” has the meaning set forth in Section 1.6.

“Closing Date” has the meaning provided in Section 1.7.

“Contest” has the meaning set forth in Section 10.1(f).

“Deductible Amount” shall have the meaning set forth in Section 9.5.

“Deed” means the statutory warranty deed in form of Exhibit D hereto.

“Digital Hospital” has the meaning set forth in Section 1.2.

“DPH License” has the meaning set forth in Section 2.19.

“Encumbrance”– any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting transfer, receipt of income, or exercise of any other attribute of ownership.

“ERISA” – the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Gamma Knife Partnership” means HEALTHSOUTH/UAB Gamma Knife L.L.C.

“HealthSouth” means HealthSouth Corporation, a Delaware corporation.

“Hospital” means HMC’s acute care hospital located at 1201 11th Avenue South in Birmingham, Alabama.

“HMC” means HealthSouth Medical Center, Inc., an Alabama corporation.

“Knowledge”, with respect to any particular fact or other matter, means:

(a) an individual is actually aware of such fact or other matter; or

(b) an individual is or was in the possession of written information confirming such fact or other matter.

Knowledge of Sellers will include only to the actual knowledge of any individual who is serving as a manager, partner, director, officer, member, employee, executor, or trustee of either such Seller.

“Losses” shall have the meaning provided in Section 9.2.

“McCoy Condominium” means that certain condominium unit located at 1422 14th Avenue South as further described on Exhibit C hereto.

“Management Agreement” shall mean that certain Management Agreement between an Affiliate of Purchaser and HMC, dated simultaneously herewith.

“Material Adverse Effect” means any change in, or effect on, the Hospital as currently operated by Sellers that is or is reasonably likely to be materially adverse to the Hospital taken as a whole or the results of operations or financial condition of the Hospital taken as a whole, except for any such changes or effects resulting from (i) changes in general economic, regulatory or political conditions or changes that affect the industry in general and (ii) this Agreement or the transactions contemplated hereby or the announcement hereof.

“MetroWest Beds” shall mean the 199 beds transferred to Purchaser and formerly located at the HealthSouth Metro-West Hospital in Fairfield, Alabama.

“Party” shall mean each of the Sellers and Purchaser individually, collectively the “Parties.”

“Permitted Encumbrances” means (i) liens for taxes and assessments not yet due and payable and (ii) encumbrances created by Purchaser.

“Person” means any individual, corporation or partnership, limited liability company, limited partnership, association or other entity of any kind.

“Pita Stop Property” means that property described on Exhibit B hereto.

“Provider Numbers” has the meaning set forth in Section 2.17.

“Purchase Price” has the meaning set forth in Section 1.4.

“Purchaser” means The Board of Trustees of The University of Alabama.

“Real Property” means that certain real property on which the Hospital is located as more particularly described on Exhibit A hereto.

“Sellers” means HealthSouth and HMC collectively.

“SHPDA” means the Alabama State Health Planning and Development Agency.

“Title Policy” shall mean the title policy issued in favor of Purchaser by Alabama Title Co., Inc. with respect to the Real Property in the form of Exhibit E.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

PURCHASER:

ATTEST	THE BOARD OF TRUSTEES OF THE
UNIVERSITY OF ALABAMA

/s/ Kathleen Kauffman		/s/ Steve Pickett
	By:	Steve Pickett
	Its:	EVP

SELLERS:

ATTEST	HealthSouth Medical Center, Inc.
an Alabama corporation

/s/ Colin H. Luke		/s/ Mike Snow
	By:	Mike Snow
	Its:	Vice President

ATTEST	HEALTHSOUTH Corporation
a Delaware corporation

/s/ Colin H. Luke		/s/ Mike Snow
	By:	Mike Snow
	Its:	Chief Operating Officer